Exhibit 99.1

Contact:

Derek Cole

Vice President, Investor Relations & Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

ARCA BIOPHARMA RAISES $6.8 MILLION IN FIRST QUARTER OF 2010

THROUGH AT-THE-MARKET OFFERING OF COMMON STOCK

Broomfield, CO, April 1, 2010 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically targeted therapies for heart failure and other cardiovascular diseases, today announced that during the first quarter of 2010, through its previously established equity distribution agreement, it raised net proceeds of approximately $6.8 million through the sale of 1,075,000 shares of ARCA common stock in open market.

“The proceeds from this equity offering, together with the actions we have previously taken to reduce costs, have significantly improved ARCA’s financial position,” said Patrick Wheeler, Acting Chief Financial Officer of ARCA. “The additional equity also improves our balance sheet, which we believe will allow us to regain compliance with NASDAQ’s Continued Listing Standards.”

Wedbush PacGrow Life Sciences acted as ARCA’s sales agent for these transactions. The shares were issued pursuant to ARCA’s shelf registration statement. A prospectus supplement relating to the common stock offering was filed with the Securities and Exchange Commission on December 8, 2009. As of December 31, 2009, the Company had 7,620,448 shares of common stock outstanding.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for heart failure and other cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for heart failure. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted heart failure treatment. ARCA is collaborating with Laboratory Corporation of America to develop the companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the issuance of common stock through the equity distribution agreement; the impact of the offering proceeds on the Company’s financial position; the timing and outcome of any potential plans defining how the Company intends to regain compliance with NASDAQ Continued Listing Standards; regulatory review and potential approval of the Company’s New Drug Application for Gencaro; the prospects for ARCA’s providing sufficient information in a timely manner as requested in the FDA’s Complete Response Letter for Gencaro; and the Company’s ability to fund future operations. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2009 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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